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                             EPL Technologies, Inc.

                                  EXHIBIT 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share
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                                                                    EXHIBIT 11.0

EPL TECHNOLOGIES, INC.

COMPUTATION OF LOSS PER COMMON SHARE AND
FULLY DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)
--------------------------------------------------------------------------------

                                                       YEAR      YEAR      YEAR
                                                      ENDED      ENDED    ENDED
                                                     12/31/96  12/31/95  12/31/94
Net Loss                                              $(4,296)   $(3,320) $(3,373)
Deduct effect of 10% cumulative preferred dividend        374        314      324
                                                      -------    -------  -------
Adjusted net loss for loss per share computation      $(4,670)   $(3,634) $(3,697)
                                                      =======    =======  =======

Weighted average number of common shares              $14,874      9,311    7,259
outstanding                                           =======    =======  =======

Primary loss per share                                $ (0.31)   $ (0.39) $ (0.51)
                                                      =======    =======  =======
Net loss for fully diluted loss per common share      $(4,296)   $(3,320) $(3,373)
computation                                           =======    =======  =======

Weighted average number of common shares               14,874      9,311    7,259
outstanding

Common share equivalent applicable to:
  Series A, convertible preferred stock                 2,618      4,143    4,333
  Series A, warrants                                      248        313      464
  Series B, convertible preferred stock                   266
  Other warrants                                          499      1,530    1,031
  Stock options outstanding                             2,477      1,579    1,043
                                                      -------    -------  -------
Weighted average number of common shares and
  common share equivalents used to compute fully
  diluted loss per share                               20,982     16,876   14,130
                                                      =======    =======  =======

Fully diluted loss per share                          $ (0.20)   $ (0.20) $ (0.24)
                                                      =======    =======  =======